Exhibit 23.4

411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060-3545, USA
T + 1 281 448 6188   F +1 281 448 6189  W  www.rpsgroup.com/energy

March 4, 2010

Thomas Bueno
President and Chief Operating Officer
Apco Oil and Gas International Inc.
One Williams Center
P.O. Box 2400 (MD 35-8)
Tulsa, Oklahoma 74172

RE: Consent of Independent Petroleum Engineering and Geologists

Dear Mr. Bueno,

We hereby consent to the incorporation of Reserves Audit letter dated as of December 31, 2009, and reference thereto, which are included in the Annual Report on Form 10-K of Apco Oil and Gas International Inc. for the year ended December 31, 2009.

Yours sincerely,
RPS

Luis V. Bacigalupo.
Senior Vice President

Ref: LVB/sd/L01006

cc: Leopoldo L. Larsen - APCO Argentina

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